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                                                                     EXHIBIT 4.5

                          AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, dated as of December 24, 1998 (this "Amendment"), to the Rights Agreement, dated as of November 23, 1998 (the "Rights Agreement"), by and between COHR Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

         WHEREAS, shortly following the execution of this Amendment, the Three Cities Fund II L.P. and Three Cities Offshore II C.V. (collectively, the "Three Cities Funds") will purchase from funds managed by Franklin Research, Inc. and by Strong Capital Management, Inc. an aggregate of 3,085,425 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, which constitutes approximately 48% of the total issued and outstanding Common Stock as of the date hereof (the "Initial Purchase");

         WHEREAS, the Three Cities Funds are the sole stockholders of TCF Acquisition Corporation, a Delaware corporation ("Acquisition");

         WHEREAS, shortly following the execution of this Amendment, the Company and Acquisition will enter into that certain Plan and Agreement of Merger (the "Merger Agreement") pursuant to which Acquisition will agree, among other things, to make a tender offer for all outstanding shares of Common Stock (the "Tender Offer") and, if Acquisition, the Three Cities Funds, and any other stockholders of Acquisition collectively own 85% or greater of the Common Stock following consummation of such tender offer, to merge Acquisition with and into the Company (the "Merger");

         WHEREAS, it is in the best interests of the holders of the Common Stock that the Rights Agreement be amended as set forth herein; and

         WHEREAS, Section 26 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of the holders of Common Stock;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree to amend the Rights Agreement as follows:

         1. The first sentence of the definition of "Acquiring Person" in
Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the Common Shares then outstanding, but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan; (b) any such Person who has become such a Beneficial Owner

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         solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired
         Beneficial Ownership of any Common Shares or (ii) (A) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 15% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur, or (B) it otherwise inadvertently acquired such Beneficial Ownership; or (c) the Three Cities Funds, together with all of its Affiliates and Associates, from and after consummation of the Initial Purchase but only until the earlier of the occurrence of the Three Cities Funds, together with all of its Affiliates and Associates, ceasing to own 15% of the Common Shares outstanding.

         2. The definition of "Expiration Date" in Section 1.1 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "Expiration Date" shall mean the earlier of (i) if, after Acquisition (as defined in the Amendment to Rights Agreement, dated as of December 24, 1998, by and between the Company and the Rights Agent) purchases all Common Shares of the Company which are properly tendered in response to the Tender Offer and not withdrawn, Acquisition, the Three Cities Funds, and any other stockholders of Acquisition collectively own eighty-five percent (85%) or greater of the total outstanding Common Shares of the Company as of the Expiration Time (as defined in the Merger Agreement), the Close of Business on the date on which Acquisition consummates such purchases of Common Shares pursuant to the Tender Offer, and (ii) the Close of Business on the 10th anniversary of the date of the Rights Agreement.

         3. Effective immediately following the Initial Purchase, the definition of "Grandfathered Stockholder" in Section 1.1 is hereby deleted from the Rights Agreement and all references to "Grandfathered Stockholder" in the Rights Agreement are hereby deleted.

         4. The first sentence of Section 3(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

         Until the earlier of (i) such time as the Company learns that a Person has become an Acquiring Person or (ii) the Close of Business on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than Acquisition as contemplated by the Merger Agreement, the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of more than 15% of the outstanding

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         Common Shares (the Close of Business on the earlier of such dates being the "Distribution Date"), (x) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof and not by separate Right Certificates and (y) the Rights, including the right to receive Right Certificates, will be transferable only in connection with the transfer of Common Shares.

         5. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (a) Subject to Section 7(e) and except as otherwise provided herein (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earlier of (i) the Expiration Date, or (ii) the Redemption Date, one one-thousandth (1/1000th) of a Preferred Share, subject to adjustment from time to time as provided in Sections 11 and 12.

         6. Section 21 of the Rights Agreement is hereby amended by adding the following to the end of Section 21(j) thereof:

         The indemnity provided herein shall survive the termination of this Agreement and the termination and the expiration of the Rights. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent.

         7. For the avoidance of doubt and notwithstanding anything to the contrary in the Rights Agreement (including this Amendment), it is the intent of the parties that so long as the Three Cities Funds, together with all of its Affiliates and Associates (including, without limitation, Acquisition), is not an "Acquiring Person," no transaction contemplated by the Merger Agreement will cause a Distribution Date under the Rights Agreement.

         8. The Rights Agreement, as amended hereby, shall remain in full force and effect.

         9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         10. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                    COHR INC.


                                    By:   /S/ LYNN REITNOUER
                                          -------------------------------
                                          Lynn Reitnouer
                                          Chairman


                                    CHASEMELLON SHAREHOLDER SERVICES LLC,
                                    as Rights Agent


                                    By:   /S/ JOSEPH CANNATA
                                          -------------------------------
                                          Joseph Cannata
                                          Assistant Vice President





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